Exhibit 99.1

General Cannabis Security Unit Iron Protection Group Expands To California

New office in Sacramento planned to serve largest regulated market

SACRAMENTO, March 27, 2017 – In response to growing demand, General Cannabis (OTCQB: CANN), announced today that its security division, Iron Protection Group (IPG), the premier provider of protection services for the regulated cannabis industry, will begin offering its services in California.  By opening an office in Sacramento, IPG will serve the largest regulated cannabis market in the world, now that the state voted to legalize the recreational use of marijuana for adults last November.

“The demand for security services in California is skyrocketing,” said Hunter Garth, Managing Director of IPG. “As a known security leader in Colorado, we are now seeing a dramatic rise in security and transportation requests from companies throughout the state. By opening our first office in the state capital, we plan to fulfill a vital component of the regulated cannabis industry in this substantial market.”

Glenn Weatherly, Iron Protection Group director of operations, will lead the company’s California office. IPG, which is staffed primarily with United States military veterans, expects to continue that practice in California.

“We look forward to working with cultivators and dispensaries in California, as well as hiring veterans throughout the state,” Weatherly said. “Through serving in these wars overseas and experiencing a true trial by fire, we have come to a place where our skills have been refined, honed, and highly specialized, and our passion for protection has become unparalleled.”

IPG was established in 2014 and acquired by General Cannabis, headquartered in Denver, in March 2015.

“Iron Protection Group’s entry into California is the first significant phase of our company’s expansion in this growing market,” said Robert Frichtel, Chief Executive Officer of General Cannabis. “Much of the regulated cannabis industry is now laser-focused on this huge market and we see vast opportunities to expand all our businesses and increase revenue as the industry grows exponentially in the state.”

About Iron Protection Group

Iron Protection Group is a wholly owned subsidiary of General Cannabis. IPG provides security and training services to the regulated cannabis market. IPG encompasses all things related to protection, from training individuals in the art of manipulating a firearm, all the way to providing a personal security detail for any of your security needs.

IPG is managed and operated by combat veterans, of both the wars in Iraq and Afghanistan. These highly trained individuals have the knowledge of how to keep each other safe and strive to bring that ability to our clients.

About General Cannabis

General Cannabis Corp. is the comprehensive resource for the highest quality service providers available to the regulated Cannabis Industry. We are a trusted partner to the cultivation, production and retail side of the cannabis business. We do this through a combination of strong operating divisions such as real estate, consulting, security, financing and the distribution of important infrastructure products to grow facilities and dispensaries. As a synergistic holding company, our subsidiaries are able to leverage the strengths of each other, as well as a larger balance sheet, to succeed. Our website address is www.generalcann.com.

Safe Harbor

This news release contains forward-looking statements which relate to future events or General Cannabis’ future performance or financial condition. Any statements that are not statements of historical fact (including statements containing the words “believes,” “should,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. These forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as result of a number of factors, including those described from time to time in General Cannabis’ filings with the Securities and Exchange Commission. General Cannabis undertakes no duty to update any forward-looking statements made herein.

Media Contacts:

Robert Frichtel

CEO, General Cannabis Corp.

robert@generalcann.com,  (303) 759-1300

Hunter Garth

Managing Director, Iron Protection Group

hunter@generalcann.com, (303) 759-1300